Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., to the inclusion of our Report dated August 21, 2017, as attached as Exhibit 99.1 to the Annual Report on Form 10-K for the year ended June 30, 2017, of Samson Oil & Gas Limited, and to the inclusion of information taken from the reserves report prepared by us relating to the estimated quantities of Samson Oil & Gas Limited's proved reserves of oil and gas for the year ended June 30, 2017, in this Form 10-K. We also consent to the incorporation by reference of information from our report in Samson Oil & Gas Limited's Registration Statements on Form S-3 (No. 333-183327 and No. 333-207306) and Form S-8 (No. 333-173647) and related prospectuses.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

September 27, 2017

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